EXHIBIT 99.(a)(1)(I)

Quest Software, Inc.
AMENDED Notice of Grant of Stock	ID: 33-0231678
Options and Option Agreement	5 Polaris Way
Aliso Viejo, CA 92656

Option Number:
Plan:
ID:

Effective DATE, you were granted a Non-Qualified Stock Option to buy NUMBER shares of Quest Software, Inc. (the Company) stock under the Company’s [            ] Stock Incentive Plan, as amended. Effective May                     , 2008, pursuant to the terms of the Offer to Amend or Replace Eligible Options (the Offer), this option has been AMENDED to reflect an exercise price of $PRICE per share for the [            ] outstanding shares that were amended in the Offer (the Amended Option) and an exercise price of $PRICE per share for the [            ] outstanding shares that were NOT amended in the Offer (the Remaining Option). The total exercise price of the shares subject to the Amended Option is $TOTAL PRICE. The total exercise price of the shares subject to the Remaining Option is $TOTAL PRICE.

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration

By your signature and the Company’s signature below, you and the Company agree that the Amended Option and the Remaining Option have been granted under and are governed by the terms and conditions of the Company’s [            ] Stock Incentive Plan, as amended and the Company’s standard form of Stock Option Agreement, all of which are attached and made a part of this document.

Quest Software, Inc.	Date

EMPLOYEE NAME	Date